CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated April 27, 2015, accompanying the financial statements of Long-Term Investment Grade Trust, Series 11 (included in Van Kampen Focus Portfolios, Taxable Income Series 25) as of December 31, 2014, and for each of the three years in the period ended December 31, 2014 and the financial highlights for each of the five years in the period ended December 31, 2014, contained in this Post-Effective Amendment No. 12 to Form S-6 (File No. 333-99971) and Prospectus.

   We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
April 27, 2015